UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CRANE CO.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 9, 2012

DEAR CRANE CO. SHAREHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of Shareholders of Crane Co., at 10:00 a.m., Eastern Daylight Time, on Monday, April 23, 2012 in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2011 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS

Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2012.

THIS PROXY STATEMENT AND THE 2011 ANNUAL REPORT TO SHAREHOLDERS

ARE AVAILABLE AT

WWW.CRANECO.COM/AR

CRANE CO.

100 FIRST STAMFORD PLACE

STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 23, 2012

March 9, 2012

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF SHAREHOLDERS OF CRANE CO. will be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut on Monday, April 23, 2012 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the Annual Meeting of Shareholders in 2015;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2012;

3.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers; and

4.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 29, 2012 as the record date for the meeting; shareholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT

Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.

100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 23, 2012

GENERAL MEETING MATTERS

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut, on Monday, April 23, 2012, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting.

This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 9, 2012.

Shares represented by the enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy. If no directions are indicated on a properly executed and returned proxy with respect to any particular matter, the shares represented by the proxy will be voted for each nominee named in this Proxy Statement for election as a director, for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2012, and for the non-binding advisory vote regarding executive compensation, as the case may be. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded. The enclosed proxy card includes specific instructions to be followed by any shareholder of record wishing to vote by telephone or on the internet.

Outstanding Shares and Required Votes.    As of the close of business on February 29, 2012, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 58,071,968 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting. Information about the ownership of our common stock appears on pages 48 and 49.

Nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

Shareholders may abstain from voting on any or all proposals expected to be brought before the meeting. Abstentions will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. On all other matters, the choice that receives the majority of votes cast will be considered approved. Abstentions from voting are not treated as votes cast and therefore will have no effect on any of these proposals.

Under the rules of the New York Stock Exchange, brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (“broker non-votes”). Member firms of the Exchange may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the election of directors or the approval, by a non-binding advisory vote, of the compensation paid by the Company to certain executive officers. Broker non-votes do not count as votes cast for or against a matter or as shares “entitled to vote,” and therefore will not affect the outcome of the voting at the meeting.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members divided into three classes.

Donald G. Cook, R.S. Evans and Eric C. Fast have been nominated for election by shareholders to hold office for three-year terms until the Annual Meeting in 2015 and until their successors are elected and qualified. Dorsey R. Gardner, who has been a Director of the Company from 1982 to 1986 and since 1989, has chosen not to stand for reelection, and the Board has chosen to reduce the size of the Board to nine members effective at the Annual Meeting.

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the company’s business and affairs. The Board has charged the Nominating and Governance Committee with responsibility for evaluating the mix of skills and experience of the Company’s directors and potential director nominees, as well as leading the evaluation process for the Board and its committees. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills, and other personal qualities and attributes that enables the Board to perform its duties in a highly effective manner. The Nominating and Governance Committee also considers the Board’s overall diversity of experience, education, background, skills and attributes when identifying and evaluating potential director nominees.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the three nominees (all of whom are current members of the Board) be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

NOMINEES AND CONTINUING DIRECTORS

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s:

•	Age as of the record date,

•	Period of service as a Crane Co. director,

•	Position with Crane Co., if any, and business experience during at least the past five years,

•	Directorships in other public companies during at least the past five years, and

•

Areas of experience and qualifications that led the Nominating and Governance Committee and the Board to the conclusion that the individual should serve, or continue to serve, as a director of Crane Co.

Holdings of Crane Co. stock as of February 29, 2012, are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days.

No director except Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of common stock. For more information on shareholdings of directors and officers, please see “Beneficial Ownership of Common Stock by Directors and Management,” page 49.

Common Shares Beneficially Owned
Nominees to be Elected for Terms to Expire in 2015

DONALD G. COOK	20,808

Age 65; Director since 2005. General, United States Air Force (Retired).

Other directorships: Burlington Northern Santa Fe Corporation from 2005 to 2010; Hawker Beechcraft Inc. since 2007; USAA Federal Savings Bank since 2007; Precision Turbine Aviation, LLC from 2005 to 2006; U.S. Security Associates, Inc. since November 2011.

Relevant skills and experience: experience with organizational and intellectual capital matters gained throughout an extensive career with the United States Air Force.

R. S. EVANS	513,204

Age 67; Director since 1979. Chairman of the Board of Crane Co. since 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001.

Other directorships: HBD Industries, Inc. since 1989; Huttig Building Products, Inc. since 1972.

Relevant skills and experience: unique familiarity with the operations, history and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors.

ERIC C. FAST	879,183

Age 62; Director since 1999. President and Chief Executive Officer of Crane Co. since 2001. President and Chief Operating Officer of Crane Co. from 1999 to 2001.

Other directorships: Automatic Data Processing Inc. since 2007; Convergys Corporation from 2000 to 2007; Regions Financial Corp. since 2010.

Relevant skills and experience: financial and transactional experience over a 20-year career in investment banking; understanding of business operations, strategy and intellectual capital gained from management of the Company as President and Chief Executive Officer.

Common Shares Beneficially Owned

Directors Whose Terms Expire in 2014

E. THAYER BIGELOW	49,940

Age 70; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since 1998.

Other directorships: Huttig Building Products, Inc. since 1999; Lord Abbett & Co. Mutual Funds since 1994 (lead independent director of Lord Abbett family of 42 mutual funds); Expo TV, Inc. since 2010; Adelphia Communications, Inc. from 2003 (post-Chapter 11 filing) to 2007; R. H. Donnelly, Inc. from 2009 to 2010.

Relevant skills and experience: operational and financial expertise gained by extensive experience as chief executive and financial officer of and advisor to media and entertainment companies.

PHILIP R. LOCHNER, JR.	19,682

Age 69; Director since 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A Commissioner of the Securities and Exchange Commission from 1990 to 1991.

Other directorships: Adelphia Communications from 2005 (post-Chapter 11 filing) to 2008; Apria Healthcare Group Inc. from 1998 to 2008; Gtech Holdings Corporation from 2001 to 2006; Monster Worldwide, Inc. from 2006 to 2008; Solutia Inc. from 2002 to 2008; Clarcor Inc. since 1999; CMS Energy Corporation since 2005; Gentiva Health Services, Inc. since 2009.

Relevant skills and experience: legal and administrative expertise gained as senior executive of public company (including certain responsibility for internal audit, shareholder relations, legal, public affairs, compensation and benefits, governance, real estate and other administrative matters); expertise in securities and disclosure matters gained as a Commissioner of the Securities and Exchange Commission; expertise in management and governance matters gained as a director of public companies.

RONALD F. MCKENNA	28,095

Age 71; Director since 2006. Retired 2005 as Chairman, and 2004 as President and Chief Executive Officer, of Hamilton Sundstrand Corporation, a subsidiary of United Technologies Corporation, Hartford, CT (high technology products and services for building and aerospace industries).

Other directorships: Advanced Power Technology, Inc. from 2005 to 2006; Environmental Systems Products Holdings, Inc. from 2006 to 2007.

Relevant skills and experience: operational, sales and manufacturing expertise gained as senior executive officer of high-technology manufacturing enterprise with particular focus in aerospace industry.

Common Shares Beneficially Owned

Directors Whose Terms Expire in 2013

KAREN E. DYKSTRA	22,489

Age 53; Director since 2004. Former Partner, Plainfield Asset Management LLC, Stamford, CT (a registered investment advisor) from 2007 to 2010; Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Stamford, CT (a direct lending and investment business of Plainfield Asset Management LLC) from 2006 to 2010. Vice President—Finance and Chief Financial Officer of Automatic Data Processing, Inc., Roseland, NJ (provider of computerized transaction processing, data communications and information services) from 2003 to 2006.

Other directorships: AOL Inc. since 2009; Gartner, Inc. since 2007; Plainfield Direct LLC from 2007 to 2010.

Relevant skills and experience: financial expertise gained as controller and chief financial officer of public company and chief operating officer and chief financial officer of private investment vehicle; qualifies as an “audit committee financial expert” as defined in Securities and Exchange Commission regulations.

RICHARD S. FORTÉ	27,534

Age 67; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from 2002 to 2004.

Other directorships: Huttig Building Products, Inc. since 1999.

Relevant skills and experience: operational, sales and manufacturing expertise gained as chairman and chief executive officer of importing/manufacturing enterprises.

JAMES L. L. TULLIS	28,824

Age 64; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986.

Other directorships: Viacell, Inc. from 2005 to 2007; Lord Abbett & Co. Mutual Funds (42 funds) since 2006.

Relevant skills and experience: financial and organizational expertise gained as chief executive officer of venture capital investment group; expertise in management, strategy and governance matters gained as director of public and private companies.

CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/GovernanceGuidelines.

Board Leadership Structure.    Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. Since 2001, these leadership roles have been filled separately by our current non-executive Chairman of the Board and our current President and Chief Executive Officer. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-executive Chairman of the Board, which is incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

•	Provide leadership to the Board and ensure that each director is making an appropriate contribution;

•

Guide the Board’s discharge of its duties, including monitoring risk management and compliance activities, reviewing corporate strategy and evaluating senior management performance and succession planning;

•	Chair meetings of the Board of Directors and the Annual Meeting of Shareholders;

•	Organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and

•	Conduct a performance evaluation of the Board.

The Board believes this leadership structure has afforded the Company an effective combination of internal and external experience, continuity and independence that has served the Board and the Company well.

Board Role in Oversight of Risk.    The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with the responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management and compliance, including regular reports on any violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Vice President, Internal Audit, has a direct reporting relationship to the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of her reports on the Committee’s meetings and activities. The Management Organization and Compensation Committee of the Board has established a process for assessing the potential that the Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company. The conclusions of this assessment are set forth in the Compensation Discussion and Analysis under the heading “Compensation Risk Assessment” on page 33. In addition, the Board schedules an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures and other matters.

Conflicts of Interest; Transactions with Related Persons.    Crane Co. has established a Conflict of Interest Policy, CP-103, to which all directors, officers and salaried employees are subject. Those subject to the policy are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his discretion refer the question to the Nominating and Governance Committee, which will review the facts and make a recommendation to the Board. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable Securities and Exchange Commission rules.

Attendance.    The Board of Directors met eight times during 2011. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2011 Annual Meeting.

Executive Sessions of Non-Management Directors.    Four of the meetings of the Board during 2011 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.    The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the director’s annual retainer. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

Shareholder Communications with Directors.    The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.    No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•

The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.

•

The director is or was within the past three years an executive officer or an employee, or the director’s immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of the other organization’s consolidated gross revenues.

•

The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•

The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•

The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•

The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, including our chief executive officer, chief financial officer and controller, are available on our website at www.craneco.com/governance. Crane Co. intends to satisfy any disclosure requirements concerning amendments to, or waivers from, the Code of Ethics by posting such information at that website address.

Independence of Directors.    The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director, other than Mr. Fast and Mr. Evans, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that all of Crane Co.’s current directors, other than Mr. Fast and Mr. Evans, are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Fast is President and Chief Executive Officer of Crane Co. Mr. Evans serves as non-executive Chairman of the Board pursuant to an agreement under which he receives a retainer of $225,000 per year, maintains an office and secretarial support at Crane Co.’s principal executive office and is permitted to use the corporate aircraft for personal travel, for which he reimburses the Company its incremental operating costs. He was an employee of the Company until December 31, 2010. See “Compensation of Directors” below.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above and determined that there were no transactions that were likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters

The Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. Copies of the charters of these committees are available on our website at www.craneco.com/CharterAudit, www.craneco.com/CharterNominating and www.craneco.com/CharterCompensation, respectively. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The memberships of these committees during 2011 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• K. E. Dykstra (Chair)
• R. S. Evans (Chair)	• R. S. Forté
• E. C. Fast	• D. R. Gardner
• C. J. Queenan, Jr. (retired April 2011)	• P. R. Lochner, Jr.

Nominating and Governance Committee:	Management Organization and Compensation Committee:
• E. T. Bigelow	• E. T. Bigelow
• R. S. Forté (since April 2011)	• D. G. Cook
• D. R. Gardner (Chair)	• R. F. McKenna (Chair)
• P. R. Lochner, Jr.	• J. L. L. Tullis
• C. J. Queenan, Jr. (retired April 2011)

Audit Committee.    The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met eight times in 2011, including three meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears on page 15.

Audit Committee—Qualifications.    All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that Ms. Dykstra is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Nominating and Governance Committee.    The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. The Nominating and Governance Committee met three times in 2011.

Management Organization and Compensation Committee.    The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; approving the compensation of other named executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and Stock Incentive Plan; reviewing and approving any significant changes in or additions to compensation policies and practices; and reviewing management development and succession planning policies.

The Management Organization and Compensation Committee met seven times in 2011. The Management Organization and Compensation Committee’s report appears on page 33.

Independence of Committee Members.    As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the NYSE and in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.    The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee did not meet during 2011.

Director Nominating Procedures

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.    Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as our chief executive officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.    In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	The name and business address of the proposed candidate;

•	Qualifications to be a director of Crane Co.;

•	A description of what would make the proposed candidate a good addition to the Board;

•	A description of any relationships that could affect the proposed candidate’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	The name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•

Any information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee, including, without limitation, the number of shares of Crane Co. stock beneficially owned by the proposed candidate.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 24, 2012, and no later than January 23, 2013.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy

Our By-Laws provide that directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders voted against such director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

COMPENSATION OF DIRECTORS

The members of the Board of Directors, other than Mr. Evans and Mr. Fast, receive the following compensation:

•

A retainer of $100,000 per year, payable 50% in cash and 50% in the form of Deferred Stock Units (“DSUs”) of equivalent value; the terms of DSUs are described immediately below. A director may also elect to receive 100% of the retainer in DSUs, and two of our directors have done so;

•	An annual grant of 2,000 stock options, the terms of which are described below;

•	A meeting fee of $2,000 for each Board meeting attended;

•	A meeting fee of $2,000 for each Committee meeting attended;

•	A retainer of $12,500 per year for the Chair of the Audit Committee;

•	A retainer of $7,500 for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee; and

•	A retainer of $2,000 per year for each member of the Executive Committee.

The compensation of Mr. Fast, who is President and Chief Executive Officer in addition to being a Director, is described in the Summary Compensation Table on page 34. Mr. Evans, the non-executive Chairman of the Board, receives a cash retainer in the amount of $225,000 for his service pursuant to an agreement under which the Company also provides him with an office, office assistant and technical support. On February 27, 2012 the Board of Directors approved a change in the form of compensation for the Chairman of the Board. Effective April 23, 2012 the annual retainer payable to the Chairman of the Board will be paid 50% in cash (in monthly installments) and 50% in Deferred Stock Units, The Chairman of the Board may elect to take 100% of his annual retainer in Deferred Stock Units. The Non-Employee Director Compensation Plan and the compensation agreement with Mr. R. S. Evans were both amended to reflect this change. The Company also has a time-sharing agreement with Mr. Evans under which he is permitted personal use of the corporate aircraft, for which he reimburses the Company the aggregate incremental cost. See “Other Agreements and Information—Use of Company Aircraft” on page 47.

DSUs.    DSUs are issued each year as of the date of the Annual Meeting, are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control, and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2011, each non-employee director received DSUs pursuant to this plan; two directors who had elected to receive the entire retainer in DSUs received 2,124 DSUs, and the remaining non-employee directors each received 1,062 DSUs. On January 24, 2011, the Board approved an increase in the annual retainer for non-employee directors to $100,000 effective at the 2011 Annual Meeting.

Stock Options.    In addition, under the 2009 Non-Employee Director Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director (other than the Chairman of the Board) as of the date of each Annual Meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of grant, or upon the Director’s death or disability or termination of service after a change in control. On April 18, 2011 each participating director received an option to purchase 2,000 shares at an exercise price of $47.08 per share.

Director Compensation in 2011

The following table shows the compensation in 2011 of all directors except for Mr. Fast, the President and Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 34.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
E. T. Bigelow	84,879		55,802	$37,400	178,081
D. G. Cook	74,875		55,802	$37,400	168,077
K. E. Dykstra	90,750		55,802	$37,400	183,592
R. S. Evans	225,000		—	—	225,000
R. S. Forté	80,875		56,728	$37,400	175,003
D. R. Gardner	92,375		55,802	$37,400	185,577
P. R. Lochner, Jr.	36,000		110,626	$37,400	184,026
R. F. McKenna	52,500	(4)	110,626	$37,400	200,526
C. J. Queenan, Jr. (5)	17,876		—	—	17,876
J. L. L. Tullis	76,875		55,802	$37,400	170,077

(1)	Directors who are not employees of Crane Co. receive a standard retainer of $100,000 per year, half of which is payable in cash and half in DSUs. Directors may elect to receive the full annual retainer in DSUs. In addition, non-employee directors receive a retainer of $7,500 per year for service as Chair of a Committee of the Board ($12,500 for service as the Chair of the Audit Committee), $2,000 per year for service as a member of the Executive Committee, and $2,000 for each Board and committee meeting attended. Mr. Evans receives a retainer of $225,000 for his service as non-executive Chairman of the Board.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of DSUs made during the indicated year. Awards of DSUs during 2011, all pursuant to the 2009 Non-Employee Director Compensation Plan, were as follows:

•

2,124 DSUs on April 18 in connection with the Annual Meeting, and an aggregate of 270.74 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 9 and December 9 to each of Mr. Lochner and Mr. McKenna;

•

1,062 DSUs on April 18 in connection with the Annual Meeting, and an aggregate of 152.38 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 9 and December 9 to Mr. Forté; and

•

1,062 DSUs on April 18 in connection with the Annual Meeting, and an aggregate of 131.42 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 9 and December 9 to each of Ms. Dykstra and Messrs. Bigelow, Cook, Gardner and Tullis.

The grant date fair value of each DSU granted on April 18, 2011 was $47.08.

At December 31, 2011, each non-employee director (other than the Chairman of the Board) held DSUs as follows:

Mr. Bigelow	6,256.22
Gen. Cook	6,256.22
Ms. Dykstra	6,256.22
Mr. Forté	7,214.86
Mr. Gardner	6,256.22
Mr. Lochner	11,499.98
Mr. McKenna	11,499.98
Mr. Tullis	6,256.22

There were no forfeitures of DSUs by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.

(3)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase shares of Crane Co. stock made during the indicated year. Awards of stock options during 2011, all pursuant to the 2009 Non-Employee Director Compensation Plan, were as follows: Ms. Dykstra and Messrs. Bigelow, Cook, Forté, Gardner, Lochner, McKenna and Tullis, 2,000 options on April 18 in connection with the Annual Meeting. The grant date fair value of each option was $18.70.

At December 31, 2011, each non-employee director (other than the Chairman of the Board) held options, with various grant dates and strike prices, as follows:

Mr. Bigelow	20,000
Gen. Cook	13,500
Ms. Dykstra	12,000
Mr. Forté	10,500
Mr. Gardner	12,000
Mr. Lochner	10,833
Mr. McKenna	12,500
Mr. Tullis	20,000

There were no forfeitures of stock options by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.

(4)	Includes a one-time supplemental payment of $15,000 in recognition of work on the restructuring of the Company’s executive compensation program.

(5)	Mr. Queenan was a member of the Board of Directors from 1986 to the Annual Meeting in April 2011, and did not stand for reelection at that time.

ITEM 2: RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2012. Deloitte & Touche LLP has been Crane Co.’s independent auditors since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte  & Touche LLP to audit our consolidated financial statements for 2012.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2011 and 2010 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2011	2010
	($ in thousands)
Audit fees (a)	$4,282	$4,081
Audit-related fees (b)	280	297
Tax fees (c)	642	563
All other fees (d)	222	22

Total	$5,426	$4,963

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $456 and $406 in 2011 and 2010, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $186 and $156 in 2011 and 2010, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory.

	2011	2010
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	8.1%	3.7%
Percentage of non-audit services approved by the Audit Committee	100%	100%

REPORT OF AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2011, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2012. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment, and directed that this action be presented to shareholders for ratification.

Submitted by:

The Audit Committee of the

Board of Directors of Crane Co.

K.E. Dykstra, Chair

R.S. Forté

D.R. Gardner

P.R. Lochner, Jr.

Incorporation by Reference.    The Audit Committee Report in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

ITEM 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Company’s 2011 Annual Meeting of Shareholders, the Company’s shareholders voted on a proposal to recommend, by a non-binding vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to its named executive officers. Based on the voting results for that proposal and its consideration of those results, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers every year, until the next required shareholder vote to recommend the frequency of such votes. The Company is required to hold such frequency votes at least every six years. Accordingly, we are asking shareholders to express their opinion of the compensation of the named executive officers in 2011, as described in the pages that follow in this Proxy Statement.

We believe that the compensation of our executive officers should (1) be closely linked to the performance of the individual executive, the individual’s business unit and the Company as a whole; (2) be aligned with the Company’s annual and long-term strategic plans and objectives; (3) be attractive in the markets in which we compete for executive talent; and (4) be structured so as to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Crane Co.’s high standards of corporate governance.

The Compensation Discussion and Analysis beginning on the following page explains in detail the elements of the Company’s executive compensation program and the steps taken by the Company to ensure that the program, as implemented in 2011, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for executives with increases in shareholder value, principally by means of annual cash bonuses based on achievement of performance goals set by the Committee at the beginning of the year, stock options, and Performance-Based Restricted Share Units which vest in accordance with the Company’s performance relative to its peers over a three-year period. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, is instrumental in enabling the Company to achieve superior financial performance and investor returns.

The Board strongly endorses the Company’s actions in this regard, and recommends that shareholders vote for the following resolution:

RESOLVED, that the compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting of Shareholders by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. See Outstanding Shares and Required Votes, page 1. In accordance with the Dodd-Frank Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s shareholders expressed pursuant to this vote.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement explains how, under the guidance of our Management Organization and Compensation Committee (the “Committee”), our executive compensation program is designed and operated with respect to our “named executive officers” or “NEOs”, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Eric C. Fast, President and Chief Executive Officer;

•	Max E. Mitchell, Executive Vice President and Chief Operating Officer (since May 2011); President, Fluid Handling Group;

•	Andrew L. Krawitt, Vice President, Treasurer and Principal Financial Officer;

•	Richard A. Maue, Vice President and Principal Accounting Officer and (until December 2011) Controller;

•	Augustus I. duPont, Vice President, General Counsel and Secretary; and

•	Bradley L. Ellis, President, Merchandising Systems Group and (until December 2011) Vice President, Crane Business System.

This discussion is organized into six sections:

Section	Topics Covered
OVERVIEW OF 2011	- 2011 Financial Performance - Key Compensation Actions - Highlights of Annual Payouts and LTI Grants

OVERVIEW OF COMPENSATION PROGRAM	- Compensation Principles - Elements of Compensation - Role of Peer Group Analysis

CASH COMPENSATION	- Base Salary - Annual Incentive Compensation - Annual Incentive Objectives for 2011 - Named Executive Officers’ Bonuses for 2011 - Payouts from Former EVA Plan

STOCK-BASED COMPENSATION	- Stock Incentive Plan - Grants in 2011

OTHER COMPENSATION COMPONENTS AND CONSIDERATIONS

-   Retirement Benefits

-   Other Compensation

-   Stock Ownership Guidelines

-   Policies with Respect to Timing of Stock-Based

    Awards and Exercise Price of Stock Options

-   Clawback Policy

-   Impact of Internal Revenue Code Section 162(m)

-   Change in Control Provisions

DECISION-MAKING PROCESS	- Committee’s Role - Role of CEO and Management - Say-on-Pay Votes in 2011 - Self-Assessment Process - Use of Tally Sheets - Compensation Risk Assessment

OVERVIEW OF 2011

2011 Financial Performance

The Company’s performance in 2011 continued and improved upon the strong results in 2010. Revenue increased 15% and, excluding provisions for asbestos litigation and environmental remediation and other Special Items described in the accompanying Annual Report, operating margins improved from 11.0% to 12.3% and earnings per share grew 32% to $3.43. Free cash flow (cash provided by operating activities less capital spending) was a healthy $115.1 million in 2011 compared to $112.5 million in 2010, with discretionary pension contributions of $30 million and $25 million, respectively, in 2011 and 2010. Including the Special Items, operating margins declined from 10.6% to 1.7%, earnings per share declined from $2.59 to $0.44, and cash from operating activities increased from $133.5 million to $149.8 million.

We continued our strategy of using our substantial cash balance and liquidity position to fund initiatives to accelerate our growth, significantly strengthening the Company with increased market share in key markets and careful control of our cost base. These efforts were recognized by the stock market, as the Company’s total shareholder return in 2011 was 16.2%, compared to 2.1% for the S&P 500, a negative 4.5% for the S&P Midcap 400 Capital Goods Group and 1.0% for the Russell 3000. For the three year period ending December 31, 2011, the total shareholder return for the Company was 43.4%, compared to 14.1% for the S&P 500, 21.1% for the S&P Midcap 400 Capital Goods Group and 14.9% for the Russell 3000.

Key Compensation Actions

We took a number of significant actions in 2011 to enhance the connection between pay for our named executive officers and the performance of our Company. In the discussion that follows, you will see:

Annual Incentives

•

Annual cash bonuses for our CEO and corporate NEOs under our new shareholder-approved Annual Incentive Plan which are based on improvement in earnings per share and free cash flow (cash provided by operating activities less capital spending), transparent metrics selected to drive growth in profits while maintaining a strong balance sheet.

•

Annual cash bonuses for our Group Presidents (including two of our NEOs) and other operating executives which are based on operating profit, cash flow from operations and key performance indicators such as on-time delivery for their respective operations, transparent metrics selected to drive profitable growth, strong balance sheets and operational improvements for future growth.

•

A careful process for the Committee to set performance targets at the beginning of the year based on management’s operating plan and investor guidance, investment analysts’ expectations for performance by the Company relative to our peer companies and a goal to improve EPS at least 10% year-over-year.

•

Target bonuses for our NEOs based on the 50th percentile of competitive compensation data provided by the Committee’s compensation consultant, with the corporate bonus pool sized for 30 percent participation by the CEO.

Long-Term Incentives

•

A mix of long-term equity incentives for our NEOs and 10 other senior executives consisting of stock options (approximately 60%) and performance-based RSUs (approximately 40%); for transition purposes due to the shift to three-year performance-based RSUs in 2011, the mix was approximately 60% options, 30% performance-based RSUs and 10% time-based RSUs.

•

Performance-based RSUs with vesting determined in three years based on the total shareholder return for Crane Co. relative to the other companies that constitute the S&P Midcap 400 Capital Goods Group, with payout potential ranging from 0% to 175% but capped at 100% if the Company’s three-year TSR is negative.

Highlights of Annual Payouts and LTI Grants

The table below sets forth, for each of our named executive officers, the annual bonus paid in February 2012 for 2011 performance, and the number of shares and dollar value of stock options, performance-based RSUs and time-based RSUs granted in January 2011.

		Long-Term Incentive
NEO	Annual Bonus	Options		PRSUs		TRSUs
	$	#	$	#	$	#	$
E. C. Fast	1,962,400	187,900	2,485,917	30,900	1,424,181	9,600	419,712
R. A. Maue	621,427	20,000	264,800	3,300	152,097	1,000	43,720
A. L. Krawitt	556,013	20,000	264,800	3,300	152,097	1,000	43,720
M. H. Mitchell	940,271	40,000	529,200	6,500	299,585	2,000	87,440
A. I. duPont	556,013	27,000	357,210	4,400	202,796	1,350	59,022
B. L. Ellis	347,877	27,000	357,210	4,400	202,796	1,350	59,022

On May 17, 2011 the Committee made additional grants of 25,000 stock options to Mr. Mitchell in connection with his promotion to Executive Vice President and Chief Operating Officer and 15,000 stock options to Mr. Ellis in connection with his enhanced role as Vice President, Crane Business System.

See “Cash Compensation” and “Stock-Based Compensation” below for a more detailed discussion about these incentive compensation decisions for 2011.

OVERVIEW OF COMPENSATION PROGRAM

Compensation Principles

We believe that compensation should be directly linked to performance and highly correlated to shareholder value. The principles that guide us as we make decisions involving executive compensation are that compensation should be:

•	based on (i) overall performance of the Company, (ii) performance of the executive’s business unit, as applicable, and (iii) individual performance of the executive;

•	aligned with the annual operating plan and longer term strategic plans and objectives to drive achievement of those plans and build sustainable value for shareholders;

•	competitive with relevant and appropriate market conditions in order to attract and retain highly-qualified executives; and

•

consistent with high standards of corporate governance and designed not to encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company or to behave in ways that are inconsistent with the Company’s values and standards of behavior.

We also believe that it is important for our NEOs and other executives to have an ongoing long-term investment in the Company as outlined below under “Stock Ownership Guidelines”.

We design our performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to our NEOs and other key executives. Thus, actual compensation amounts will vary above or below targeted levels depending on performance of the Company and/or business unit and achievement of individual performance goals.

The principal performance measures selected by the Committee to drive annual incentive compensation are, for the Chief Executive Officer and other corporate executives, adjusted earnings per share and free cash flow (cash provided by operating activities less capital spending) for the Company as a whole and, for business unit executives, operating profit and cash flow from operations for their respective business units as well as business-specific key performance indicators such as on-time delivery. For our performance-based RSUs, the performance measure is total shareholder return for the Company over a three year period relative to the S&P Midcap 400 Capital Goods Group. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the Company’s long-term strategic goal of driving profitable growth in our businesses, both intrinsically and through acquisitions, which we believe will increase shareholder value.

Elements of Compensation

The following table summarizes the major elements of our 2011 executive officer compensation program.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, 50th percentile competitive compensation data and comparison to other Company executives

Annual Incentive Plan	To motivate executive officers to achieve individual, business unit and Company-wide performance goals	Payment based on achievement of target individual, business unit and Company-wide performance goals
Stock Options	To attract and retain executive officers and align their interests with shareholder interests	• Granted annually based on position, responsibility and individual performance • Grants vest ratably over four years

Performance-Based Restricted Share Units (PRSUs)	To motivate executive officers to drive profitable growth	• Awards based on relative total shareholder return • Shares issued following three year performance period

Time-Based Restricted Share Units (TRSUs)	To retain executive officers and drive profitable growth	• Vest ratably over four years • Transition grants with adoption of PRSUs in 2011 • For new hires and promotions going forward

The mix of total direct compensation (base salary, annual incentive awards and long-term incentive awards) for 2011 was structured to deliver the following approximate proportions of total compensation to our Chief Executive Officer and the other NEOs (on average) if Company and individual target levels of performance are achieved.

For annual bonus and long-term stock-based compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of competitive peer company compensation, with allowance for variability at the discretion of the Committee, particularly in the number of stock options awarded, based on Company and individual performance during the previous year.

Role of Peer Group Analysis

In late 2005 and 2006, the Committee developed a list of companies to serve as a peer group for analysis of competitive compensation data for the Company’s executive officers. The Committee developed this peer group in collaboration with management and with the assistance of its independent compensation consultant, Aon Hewitt.

During 2008, the Committee reviewed and updated the composition of the peer group first established in late 2005 and early 2006. This review yielded a list with many of the same companies as the Company’s original peer group, and so the Committee determined to make a limited, incremental change in the peer group by deleting four companies whose revenues or market capitalization were greater or smaller than the general range of companies in the peer group and adding four companies with better fit under these metrics. The resulting list of 15 peer companies is as follows: Ametek, Inc., Carlisle Companies Inc., Curtiss-Wright Corp. (added), Dover Corp. (added), Esterline Corp. (added), Flowserve Corporation, Harsco Corporation, IDEX Corporation, Pall Corporation, Pentair, Inc., Roper Industries, Inc., SPX Corporation, Teledyne Technologies, Inc. (added), Teleflex Inc., and Trinity Industries, Inc. The four companies deleted in 2008 were Diebold, Inc., Goodrich Corporation, Graco, Inc. and Precision Castparts Corp. In 2010 Teleflex, Inc. was eliminated from the peer group due to a significant change in the nature of its business. The Committee used the same peer group for 2011 as in 2010.

As noted above, the comparator group for PRSUs is the S&P Midcap 400 Capital Goods Group consisting of approximately 40 companies and including seven of the companies in our compensation peer group. The Committee selected the larger comparator group for PRSU purposes based on the recommendation of Aon Hewitt that a larger group is appropriate for measuring relative TSR over a three-year period because it is less likely to be meaningfully affected by the addition, or loss, of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

Aon Hewitt provides the Committee with comparative compensation data on the peer companies from publicly available sources. In addition, Aon Hewitt provides the Committee with comparative compensation data compiled from a broad group of industrial companies with revenues ranging from $1.0 billion to $5.0 billion, using regression analysis to determine market values for companies of comparable size to the Company. This data includes base salary, cash bonus compensation and stock-based incentive compensation for the named executive officers, as well as the 50th and 75th percentiles for each category. Aon Hewitt also presents comparable salary, bonus and equity compensation data for Mr. Fast and the other NEOs. The Committee uses this comparative data during its review of salaries, annual cash incentive compensation and aggregate stock option and RSU grant values for the NEOs, with the view that base salary should generally be at approximately the 50th percentile of the peer group and target award values of cash incentive compensation and stock-based compensation should be calibrated by reference to the 50th percentile of the peer group for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. As noted above, the Committee may use its judgment and discretion to vary the award values, particularly the number of stock options, based on Company and individual performance during the previous year, historical stock price trends and other factors.

CASH COMPENSATION

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount at the date of hire based on competitive market data (see the discussion in “Role of Peer Group Analysis” above), current salary levels within the Company and the bargaining process needed to attract the particular executive. We review and determine the amount annually based on the executive’s overall performance, level of responsibility, competitive compensation data and comparison to other Company executives. Mr. Fast has an employment agreement, executed in January 2001 in connection with his promotion to Chief Executive Officer, which provides for an annual salary of not less than $650,000. His salary was reviewed by the Committee in January 2011 by reference to peer group data and other relevant competitive market data compiled for the Committee by Aon Hewitt. On the recommendation of the Committee, the Board of Directors determined to leave Mr. Fast’s annual salary unchanged at $980,000. Salaries for other named executive officers are reviewed in a similar manner but are approved by the Committee after reviewing the recommendations of the Chief Executive Officer. Increases in base salary for the named executive officers other than Mr. Fast averaged 3.8% in 2011, excluding an increase of 20% for Mr. Mitchell effective May 17, 2011 in connection with his promotion to Executive Vice President and Chief Operating Officer.

According to the competitive data provided by Aon Hewitt in January 2011, the annual salary for each named executive officer in relation to the median 50th percentile of peer group and survey data, before giving effect to the salary increases noted above, was as follows: Mr. Fast, 3.8% above; Mr. Maue, 31% below; Mr. Krawitt, 41% below; Mr. Mitchell, 6.9% below; Mr. duPont, 12% below; and Mr. Ellis, 27% below. The Committee approved the Chief Executive Officer’s recommendation of generally modest increases in annual salary to reduce these gaps while remaining focused on controlling costs in an uncertain business environment, and noting that in the case of Messrs. Maue and Krawitt they effectively share the duties of the chief financial officer position used for comparative purposes.

Annual Incentive Compensation

We paid our named executive officers cash bonuses for 2011 based on the attainment of Company-wide and/or business unit performance goals established at the beginning of the year and an assessment of individual performance conducted at the end of the year.

For the senior executive group at the corporate level and for each operating group, we establish a target bonus pool as to which each executive has a participation percentage that may vary over a modest range depending on individual performance. The target bonus for the CEO and other NEOs is based on the 50th percentile of competitive compensation data provided by Aon Hewitt, and the corporate bonus pool is sized by a fixed 30% participation for the CEO. The size of the target bonus pools for operating groups is based on comparison of participating executive target bonuses to the 50th percentile of competitive market data provided by Aon Hewitt.

At the beginning of the year, the Committee establishes and approves the annual target bonus objectives and award opportunities for each of our named executive officers, subject to review and approval by the Board in the case of the objectives for the corporate pool in which the Chief Executive Officer participates. In making these determinations, the Committee considers a variety of factors including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year and the opinions of analysts who follow the Company and our diversified industrial manufacturing peers. In addition, the Committee established a principle that the target for earnings per share should be at least 10 percent higher than actual earnings per share for the prior year. Our Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Committee. Annual incentive plan objectives are not modified during the year except in the case of special items that the Committee determines, either prospectively or upon occurrence, to be outside the scope of the annual operating plan.

The Committee reviews the performance results for the Annual Incentive Plan, including Company and business unit results and individual performance, at its regularly scheduled January meeting, which is the first meeting following the end of the Company’s fiscal year. Based on this review, the Committee determines and approves the annual cash bonuses for each of our executive officers.

Annual Incentive Objectives for 2011

Performance metrics for 2011 consisted of earnings per share and free cash flow (cash provided by operating activities less capital spending), weighted 75% / 25% respectively, for the Chief Executive Officer and other corporate executives, and business unit or group operating profit (70% of the target award), cash flow from operations (15% of the target award) and specified key performance indicators (15% of the target award) for group presidents and other executives of the Company’s business units. In addition to the targeted performance goals, for each performance metric other than the key performance indicators, the Committee set minimum threshold and maximum cap values, so that actual payouts could range from $0 to 200% (185% for business unit executives) of the target award amounts.

For earnings per share, the Committee established a target of $2.90 to drive profitable growth of at least 12% over 2010 earnings per share (before special items) of $2.59. The Committee also established a payout range for earnings per share from $2.32 ($0 payout) to $3.48 (200% payout). Earnings per share in 2011, excluding the special items for extending the Company’s asbestos and environmental liabilities, were $3.43, resulting in a 191% payout for this metric.

For free cash flow, the Committee established a target of $129 million, a 14% increase over 2010, to focus management on maintaining a strong balance sheet and efficient capital structure. For this performance metric, the Committee established a payout range from $90 million ($0 payout) to $168 million (200% payout). Free cash flow in 2011, excluding the discretionary pension contribution of $30 million, was $144 million, resulting in a 139% payout for this metric.

The graphs below show the performance targets and related ranges set by the Committee in January 2011 and the actual performance in 2010 and 2011 for the corporate financial metrics applicable under the Annual Incentive Plan.

Crane Co. Earnings Per Share

(75% of Target Bonus for Mr. Fast and Corporate NEOs)

*	Note: Adjusted earnings per share for 2011 does not include the provisions for extending the Company’s asbestos and environmental liabilities.

Crane Co. Free Cash Flow

(25% of Target Bonus for Mr. Fast and Corporate NEOs)

*	Note: Adjusted amount for 2011 does not include $30 million discretionary prepayment contribution to the Company’s pension plan.

For our Group Presidents and other operations executives, the performance targets for 2011 were operating profit (70% of target bonus), cash flow from operations (15% of target bonus) and key performance indicators such as on-time delivery for their operations (15% of target bonus). For Mr. Mitchell, these targets were based on the results of the Fluid Handling Group, for which he was Group President in 2011. For Mr. Ellis, 75% of his target bonus was based on the results of the Merchandising Systems Group, for which he was Group President in 2011, and 25% of his target bonus was based on the corporate objectives of earnings per share and free cash flow, due to his role as Vice President — Crane Business System until December 2011.

For Messrs. Mitchell and Ellis, the Committee established performance metrics based on results of their respective business operations. For Mr. Mitchell, the metrics were operating profit of the Fluid Handling Group, with a target of $143.5 million and a payout range from $113.5 million ($0 payout) to $173.5 million (200% payout); cash flow from operations of the Fluid Handling Group, with a target of $105.8 million and a payout range from $86.3 million ($0 payout) to $125.3 million (200% payout); and a key performance indicator for the Fluid Handling Group. For Mr. Ellis, 25% of the target bonus was based on the corporate metrics described above, and 75% was based on metrics for the Merchandising Systems Group: operating profit, with a target of $26.3 million and a payout range from $16.3 million ($0 payout) to $36.3 million (200% payout); cash flow from operations, with a target of $12.4 million and a payout range from $5.9 million ($0 payout) to $18.9 million (200% payout); and certain key performance indicators for the Merchandising Systems Group.

Named Executive Officers’ Bonuses for 2011

In January 2012, the Committee reviewed management’s reports on the performance of the Company, the relevant business units and the individual named executive officers in 2011 against the relevant bonus objectives, and assessed whether such objectives were met, exceeded or not fully achieved. In considering Company performance, the Committee excluded from earnings per share the effects of the provisions for asbestos liabilities and environmental remediation for the Goodyear, Arizona Superfund site, in accordance with the Committee’s long-standing practice based on the view that these are historical liabilities that pre-dated the Company’s current management team, while the free cash flow performance metric does measure the current management of these liabilities through actual cash spending. The Committee excluded from the free cash flow calculation the discretionary pension prepayment contribution of $30 million in December 2011, because the contribution would have been required in 2012 and it was in the Company’s best interest to make the contribution in 2011 rather than 2012. The resulting calculations resulted in a corporate bonus pool of $6,541,562, of which 30% was awarded to our CEO based on the participation percentage set in January 2011. Regarding performance of NEOs and executive officers other than the CEO, the Committee considered the evaluations and recommendations of the CEO and approved participation percentages for such executives. The approved cash bonuses for our NEOs for 2011 are as follows:

Corporate Bonus Pool for 2011

Objective	Weight	Bonus Pool at Target	Target	Actual	Bonus Pool for Payout	Payout as a % of Target
Earnings per share	75%	$2,750,000	$2.90	$3.43	$5,262,930	191%
Free cash flow	25%	$916,667	$129M	$144M	$1,278,632	139%

Total		$3,666,667			$6,541,562	178%

Named Executive Officer	Target Participation Percentage	Payout Participation Percentage	Bonus Paid
E.C. Fast	30%	30%	$1,962,400
R.A. Maue (1)	7% to 9%	9.5%	$621,427
A.L. Krawitt	7% to 9%	8.5%	$556,013
M.H. Mitchell (2)	—	10%	$654,133
A.I. duPont	7% to 9%	8.5%	$556,013
B.L. Ellis (3)	2% to 3%	1.0%	$65,413

(1)	Mr. Maue’s payout exceeded his original target participation percentage range for truly outstanding performance in 2011.

(2)	Mr. Mitchell was not designated as a participant in the corporate pool in January 2011, as he served as President, Fluid Handling Group during 2011. However, in light of his promotion to Executive Vice President and Chief Operating Officer in May 2011 and his effective operating leadership for our other business groups, the Committee determined, based on the recommendation of the Chief Executive Officer, that Mr. Mitchell should be awarded 10% of the corporate bonus pool payout, in addition to his bonus as President of the Fluid Handling Group, described below.

(3)	Mr. Ellis served as Vice President, Crane Business System during 2011 in addition to his duties as President, Merchandising Systems Group. As described above, his target bonus was based 25% on corporate objectives and 75% on Merchandising Systems objectives. During the fourth quarter of 2011, Mr. Ellis relinquished his duties as Vice President, Crane Business System in order to focus his full attention on the Merchandising Systems Group.

Bonuses for Operating NEOs in 2011

Based on the performance targets described above and actual results achieved in 2011 for their respective operating groups, the target bonus and actual bonus paid for Messrs. Mitchell and Ellis were as follows:

Named Executive Officer	Target Bonus	Bonus Paid	Payout as a % of Target
M.H. Mitchell President, Fluid Handling Group	$306,000	$286,138	94%
B.L. Ellis President, Merchandising Systems Group	$204,891	$282,464	138%

Payouts from Former EVA Plan

With the adoption of the Annual Incentive Plan in 2011, we suspended the former EVA Incentive Compensation Plan. The Committee determined that any remaining bank accounts under the EVA Plan after payment of awards for 2010 would be paid in two equal annual installments, the first in the first quarter of 2012 and the second in the first quarter of 2013, with interest at two percent per annum. The table below sets forth the starting bank balance, accrued interest in 2011, payouts made in February 2012 and the remaining bank balance as of December 31, 2011 under the suspended EVA Plan for each of our named executive officers.

Named Executive Officer	Starting Bank Balance	Interest Accrued	2012 Payout	Remaining Bank Balance
E.C. Fast	$577,526	$11,551	$294,538	$294,538
A.L. Krawitt	$289,411	$5,788	$147,600	$147,600
R.A. Maue	$241,557	$4,831	$123,194	$123,194
M.H. Mitchell	$376,061	$7,521	$191,791	$191,791
A.I. duPont	$312,441	$6,249	$159,345	$159,345
B.L. Ellis	$226,418	$4,528	$115,473	$115,473

STOCK-BASED COMPENSATION

Stock Incentive Plan

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and performance-based restricted share units, as well as retention of highly regarded employees through time-based restricted share units. We believe that employees approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and are subject to vesting terms as established by the Committee (generally 25% per year over four years). Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options our key employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Committee, to grant restricted stock (now restricted share units, or RSUs) subject to such terms and conditions as the Committee may deem appropriate. Beginning in 2011, the Committee granted PRSUs with three-year performance vesting conditions based on relative total shareholder return as described below, thus directly linking this form of stock-based compensation to returns received by our shareholders relative to our industrial peer companies. The Committee also grants time-based restricted share units (TRSUs) to highly regarded employees for retention purposes. With the introduction of PRSUs for NEOs and other senior executives in 2011, the Committee granted only a limited number of TRSUs to our NEOs for transition purposes, constituting approximately 10% by value of their stock-based compensation, because the PRSUs will not vest, if at all, until January 2014. The TRSUs granted in 2011 vest 25% per year over four years.

In determining the size of the stock option and RSU grants in January 2011, the Committee considered the peer group data compiled by Aon Hewitt, our historical grant practices including the number of shares, the fair market value of the stock and, for stock options, Black-Scholes values on the dates of grant.

Grants in 2011

The PRSUs awarded to members of the senior management team in January 2011 are based on a relative measurement of total shareholder return (share price appreciation plus reinvested dividends), or TSR, for Crane Co. over the three-year period January 1, 2011 through December 31, 2013 (with the share price for such purpose being defined as the average of the closing prices for the last 20 trading days in 2010 and 2013, respectively) compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group (approximately 40 companies, including seven of the companies in our peer group for compensation purposes). The Committee selected the larger comparator group for PRSU purposes based on the recommendation of Aon Hewitt that a larger group is appropriate for measuring relative TSR over a three-year period because it is less likely to be meaningfully affected by the addition, or loss, of constituent companies during the period. Vesting of the PRSUs as shares of Crane Co. common stock will be determined by the following formula:

Crane Co. TSR Relative to S&P Midcap 400 Capital Goods Group	PRSU Vesting
Less than 35th percentile	0%
35th percentile	50%
50th percentile	100%
70th percentile or greater	175%

For TSR between the 35th and 50th percentiles and between the 50th and 70th percentiles, the vesting would be interpolated on a straight line basis. If Crane Co.’s TSR for the three-year period is negative, the maximum vesting is 100%. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) cannot exceed 3.5 times the base award value.

The PRSUs granted in January 2011 to the named executive officers in the Summary Compensation Table on page 34 are as follows: Mr. Fast 30,900; Mr. Maue 3,300; Mr. Krawitt 3,300; Mr. Mitchell 6,500; Mr. duPont 4,400; and Mr. Ellis 4,400. Such grants constitute approximately 30% of the stock-based incentive compensation awarded to each executive officer.

In addition, the Committee determined that it was appropriate to grant a limited number of TRSUs for transition purposes as the PRSUs do not vest, if at all, for three years; such grants constitute approximately 10% of the stock-based incentive compensation to such executive officers. Grants of TRSUs in January 2011 to the named executive officers are as follows: Mr. Fast 9,600; Mr. Maue 1,000; Mr. Krawitt 1,000; Mr. Mitchell 2,000; Mr. duPont 1,350; and Mr. Ellis 1,350.

In January 2011 the Committee also granted stock options to the named executive officers, with the customary vesting of 25% per year over four years and a six year term, as follows: Mr. Fast, 187,900; Mr. Maue, 20,000; Mr. Krawitt, 20,000; Mr. Mitchell, 40,000; Mr. duPont, 27,000; Mr. Ellis, 27,000. Such grants constituted approximately 60 % of the stock-based incentive compensation to such executive officers.

Going forward, the Committee intends that stock-based compensation for the senior management group will be approximately 60% (by value) in options and approximately 40% in PRSUs, a mix that the Committee believes strikes an appropriate balance for our Company between reward for absolute stock price improvement and reward for relative outperformance over our industrial peer companies.

On May 17, 2011 the Committee made additional grants of 25,000 stock options to Mr. Mitchell in connection with his promotion to Executive Vice President and Chief Operating Officer and 15,000 stock options to Mr. Ellis in connection with his enhanced role as Vice President, Crane Business System.

OTHER COMPENSATION COMPONENTS AND CONSIDERATIONS

Retirement Benefits

The NEOs other than Messrs. Maue and Krawitt accrue retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005. Messrs. Maue and Krawitt participate in a defined contribution retirement plan under which the Company contributes 2% of salary and bonus annually, subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations.

Prior to 2008, the Committee administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee granted from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who were impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. This plan was discontinued in 2008 when, at the recommendation of the Committee, the Board of Directors adopted the Benefit Equalization Plan in lieu of the retirement shares program.

The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all grants of such “Retirement Shares” that have vested at or prior to the date of retirement is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The executives currently participating in this plan are Messrs. Fast, duPont and Ellis and one other executive officer.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnotes set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is provided to certain key employees but not to all employees and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board (our former chief executive officer). The Chief Executive Officer, Mr. Fast, has an agreement with Crane Co. as described under the caption “Other Agreements and Information” on page 47 pursuant to which he reimburses the Company for a portion of the costs of such personal use based upon U.S. Treasury regulations establishing the fair market value of such personal use for tax purposes, and the net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Chairman of the Board, Mr. Evans, has an agreement providing that he pay the aggregate incremental cost of aircraft operation. Under applicable Treasury regulations, Crane loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use (as determined pursuant to such regulations) exceed the amount reimbursed. For 2011, the disallowed deduction was approximately $2.5 million. The Board of Directors has approved this personal use of the aircraft for Mr. Fast because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Fast and thereby benefits Crane Co.; for Mr. Evans, our former chief executive officer, the Board of Directors has approved this use in connection with his continued service as non-executive Chairman of the Board and in recognition of his long service and substantial contributions to Crane Co. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 47.

Stock Ownership Guidelines

Crane Co. has established stock ownership guidelines for executive officers and business unit presidents. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	Minimum Ownership Level
$125,001—$175,000	2 x Base Salary
$175,001—$300,000	3 x Base Salary
$300,001—$500,000	4 x Base Salary
Above $500,000	5 x Base Salary

Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) restricted stock and TRSUs held by the executive. Neither unearned PRSUs nor unexercised stock options count for purposes of the guideline. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock (i.e., the total shares covered by the option exercised or the restricted share grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. Executives are expected to reach the applicable minimum ownership level by the fifth anniversary of their date of hire or first date in the relevant executive position.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual grants of stock options and restricted stock (now RSUs) to executive officers are generally made at the Committee’s January meeting, when all other annual executive compensation decisions are made. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. The exercise price of stock options under the Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the annual incentive bonuses and amounts realized from stock option exercises and vesting of restricted stock and restricted share units based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation. The Committee intends to review this policy when the regulations of the Securities and Exchange Commission implementing the provisions of the Dodd-Frank Act relating to clawback are effective.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to certain of the named executive officers unless the compensation meets certain specific requirements. The Annual Incentive Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans as well as the PRSUs granted to the Chief Executive Officer and senior management team beginning in 2011 meet the requirements of Section 162(m) for deductibility. TRSUs such as those granted in 2011 do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions may not be deductible for certain executive officers to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2011, approximately $3.7 million of compensation received by Mr. Fast, principally due to the vesting of restricted stock and TRSUs granted in previous years, was not deductible under Section 162(m). With the shift from time-based RSUs to performance-based RSUs for the Chief Executive Officer and senior management team in 2011, the Committee expects the amount of compensation that exceeds the limits imposed by Section 162(m) will decline over time. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive or retention value of the compensation.

Change in Control Provisions

Certain executive officers have an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of three years following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” (as defined in the agreement to include the executive’s right to terminate such employment without specifying any reason within the 30-day period commencing on the first anniversary of the change in control), the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options and restricted stock and RSUs contain similar features which accelerate vesting in the event of a change in control. The change in control agreements obligate Crane Co. to make additional payments to the employee such that after payment of all taxes including any excise tax under section 4999 of the Internal Revenue Code resulting from such payments and the accelerated vesting of EVA bank balances, stock options, restricted stock and RSUs, the employee will retain an amount sufficient to pay the excise tax on all such payments. Beginning in 2010, new change-in-control agreements require a second “trigger” of adverse employment action by the acquiring company after the change in control and do not permit the executive to terminate employment unilaterally on the first anniversary of the change in control, and do not provide any “gross-up” for the so-called “golden parachute” excise tax. During 2010 and 2011, agreements in the new form were entered into with Mr. Ellis and six other corporate officers, while agreements in the previous form remain in place with Messrs. Fast, Mitchell, Maue, Krawitt, duPont, and certain other executive officers.

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements, including the payout of the individual’s EVA bank account and the estimated value of continuation for three years of the individual’s medical coverage and other benefits, would range from $3,028,434 for Mr. Ellis to $12,314,100 for Mr. Fast. The corresponding additional payments in respect of excise taxes would range from nil for Messrs. Fast, duPont and Ellis to $2,611,396 for Mr. Mitchell. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent, particularly with the adoption in 2010 of the modified form of agreement for executive officers in 2010 and going forward.

DECISION-MAKING PROCESS

Committee’s Role

The Committee is responsible for oversight of our executive compensation program. With respect to the compensation of our Chief Executive Officer, the Committee determines his compensation, subject to review by the Board of Directors. With respect to our other executive officers, the Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer. The Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for the CEO and other corporate officers subject to review by the Board of Directors, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by our independent auditors. The Committee also administers the Stock Incentive Plan and approves all grants of stock options and restricted share units.

The Committee is assisted in these responsibilities by its independent compensation consultant, Aon Hewitt. Although Crane Co. pays the fees and expenses of Aon Hewitt, the firm is retained by the Committee. While Aon Hewitt does not perform any other compensation related services for Crane Co., the parent company Aon Corporation, a worldwide provider of risk management, insurance and reinsurance brokerage services, provides certain insurance brokerage services to the Company and received fees of approximately $256,000 from the Company in 2011. The total fees for compensation related services by Aon Hewitt in 2011 were approximately $175,000 which constitutes approximately 40% of the total fees to Aon Hewitt for services in 2011. Given the historical relationship with Hewitt before it was acquired by Aon in 2010 and the separate nature of the other services provided by Aon, the Committee believes that such other services do not interfere with Aon Hewitt’s ability to provide independent executive compensation advice to the Committee.

Role of CEO and Management

The Chief Executive Officer and certain other senior corporate officers play an important role in supporting the Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Committee and Aon Hewitt, as well as the annual operating plan and the actual performance results from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations of each incentive plan component.

Say-on-Pay Votes in 2011

In accordance with the Dodd-Frank Act and related rules adopted by the Securities and Exchange Commission (the “SEC”), we presented two new items to shareholders in 2011, each of which called for an advisory, non-binding vote.

The first item was “Say-on-Pay” regarding the compensation of our named executive officers in 2010 as described in the proxy statement. On this item, 73.7% of the votes cast were in favor of the resolution. One of the independent proxy advisory firms issued a negative recommendation on this item, citing certain compensation practices in 2010 and previous years that we changed in 2011 as described in last year’s Compensation Discussion and Analysis. In particular, the report cited the lack of performance-based long-term incentive awards and the uncapped feature of our former EVA Incentive Compensation Plan. As described in our March 2011 proxy statement, the Committee granted performance-based restricted share units in January 2011 and indicated

its intention that RSUs for the senior management team would be performance-based going forward except for special retention requirements such as new hires and promotions. In addition, our former EVA Plan was superseded in 2011 by the new Annual Incentive Plan approved by shareholders in April 2011. Among other differences, the new Annual Incentive Plan caps annual cash bonuses at 200% of the target amount. As these concerns had been addressed by actions already taken by the Committee and disclosed in the March 2011 proxy statement, no further outreach to such proxy advisory firm was undertaken.

The second item was “Say-When-on-Pay” regarding the desired frequency of the “Say-on-Pay” vote. Consistent with the recommendation of our Board, a substantial majority of votes cast were in favor of an annual “Say-on-Pay” vote. As stated in our Form 10-Q filed with the SEC on May 6, 2011 following the 2011 Annual Meeting, we intend to present the “Say-on-Pay” vote to our shareholders on an annual basis, as we are doing this year. See “Item 3 — Advisory Vote on Compensation of Named Executive Officers” on page 17.

Self-Assessment Process

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization and intellectual capital development. At the end of each year, Mr. Fast prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and discussed with Mr. Fast, who then responds to the full Board.

The principal conclusions of this assessment process for 2010 (shaping the Committee’s compensation decisions in January 2011) were (1) excellent results with respect to earnings and stock price performance, particularly given the modest revenue growth, (2) high marks for executive leadership regarding development and execution of the strategic plan and cost reductions to drive margin improvements, (3) continued strengthening of management teams in operating businesses and (4) incremental strengthening of the Company’s businesses with the acquisitions of Merrimac Industries and Money Controls. The Committee took these conclusions and findings into account, along with other data and information referred to above, in determining Mr. Fast’s stock-based incentive compensation for 2010.

The principal conclusions of this assessment process for 2011 (which shaped the Committee’s compensation decisions in January 2012) were (1) Company performance significantly exceeded investor expectations and led to superior stock price performance, (2) high marks for Mr. Fast’s leadership of the Company in 2011, strengthening the management team and driving important growth initiatives, (3) appropriate refinement of succession planning with total transparency to the Board and (4) thoughtful leadership regarding long-term strategy for the Company. The Committee took these observations into account, along with the competitive data supplied by Aon Hewitt, in determining Mr. Fast’s stock-based incentive compensation for 2011; Mr. Fast’s annual incentive compensation is formula-based at a fixed 30% of the corporate bonus pool and thus determined by the Company’s financial performance for the year.

A similar process is followed for each of the Company’s other NEOs except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer; for the other NEOs, annual incentive compensation, though largely formula-based, is adjusted and set by the CEO, subject to review and approval by the Committee, based on assessment of individual performance.

Use of Tally Sheets

The Committee reviews tally sheets for each NEO for several purposes. The Committee has found that the tally sheets present a comprehensive and detailed data set for compensation paid and accrued for each executive officer. This data serves as a useful reference point for the competitive market data presented by Aon Hewitt, promoting continuity and a sound footing for compensation decisions. In addition, the Committee uses the tally sheet to track contractual commitments under change-in-control agreements as the elements of compensation and relevant amounts change from year to year. As only one of several information sources used by the Committee (other data points include competitive market data provided by Aon Hewitt, the size of cash awards under the Annual Incentive Plan, historical grant practices by the Company, and analysis of the shares available under the Stock Incentive Plan), the tally sheets are not determinative with respect to any particular element of compensation, the amount awarded or the manner in which the Company’s compensation program is implemented.

Compensation Risk Assessment

The Committee has established a process for assessing the potential that our compensation plans and practices may encourage our executives to take risks that are reasonably likely to have a material adverse effect on the Company. A senior management team led by the Vice President-Human Resources conducts a review of the operation and effect of our compensation plans and practices which is presented to the Committee for discussion at its February meeting. With the assistance of Aon Hewitt, the Committee concluded that our compensation plans and practices do not encourage excessive or unnecessary risk-taking for the following reasons:

•	Our incentive plans have a mix of performance measures, including Company-wide and business unit financial measures, operational measures and individual objectives.

•	Our compensation programs contain a balance of annual and long-term incentive opportunities.

•	We cap incentive plan payouts within a reasonable range.

•	The range of payouts from threshold to maximum payout (performance slope) under our annual incentive plan and performance-based restricted share units is calibrated for an appropriate risk profile.

•	The mix of performance-based restricted share units and stock options in our long-term incentive program provides a blend of relative and absolute performance measures for our senior executives.

•	Our stock ownership guidelines link the interests of our executive officers to those of our shareholders.

•	Our clawback policy provides a means for the Company to recover the value of incentive awards in the event any of our executive officers engage in misconduct resulting in a financial restatement.

MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

Ronald F. McKenna, Chair

E. Thayer Bigelow

Donald G. Cook

James L. L. Tullis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of Crane Co., and no executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

2011 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for 2009, 2010 and 2011 earned by Crane Co.’s Chief Executive Officer; its Vice President, Principal Accounting Officer and its Vice President, Treasurer, who have shared the responsibilities of the Chief Financial Officer position since May 24, 2010; and each of the three other most highly paid executive officers who were serving as executive officers at December 31, 2011. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers” or “NEOs.”

As discussed above in the Compensation Discussion and Analysis, we took a number of significant actions in 2011 to further enhance the connection between the compensation of our NEOs and the performance of our Company. In particular, there are material differences between the types of stock awards and non-equity incentive compensation awards which were made for 2009 and 2010, on the one hand, and those made for 2011 on the other. Because some types of compensation, although very different in practice and in incentive effect, are categorized similarly for disclosure purposes under the Securities and Exchange Commission’s rules, it is particularly important for our shareholders to distinguish the following types of compensation paid in 2011 from those paid in previous years.

Stock Awards — Amounts shown in the column headed “Stock Awards” for the years 2009 and 2010 relate to grants of time-based Restricted Share Units (“RSUs”) made in January of the indicated year, primarily on the basis of performance during the preceding year; in addition, grants of time-based RSUs were made to Mr. Maue and Mr. Krawitt in May 2010 in connection with promotions. Amounts shown in that column for the year 2011 consist primarily of performance-based RSUs (“PRSUs”), which will vest, if at all, at the end of 2013 based on the total shareholder return of Crane Co.’s stock relative to the S&P Midcap 400 Capital Goods Group over a three-year period; a smaller number of time-based RSUs were also granted in 2011 as a transitional matter in recognition of the fact that the performance-based RSUs will provide no value before early 2014.

Non-Equity Incentive Compensation Awards — Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” for the years 2009 and 2010 relate to awards made under the former EVA plan in January of the year following, on the basis of performance during the indicated year. Amounts shown in that column for the year 2011 are the amounts that were paid early in 2012 under the Annual Incentive Plan, in respect of the performance of the business during 2011, as measured against objective targets which had been set in January 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Eric C. Fast	2011	$980,000	$1,843,893	$2,485,917	$1,962,400		$764,424	$533,569	$8,570,203
President and Chief Executive Officer	2010	$957,692	$3,861,200	$1,961,700	$1,690,424		$617,106	$351,141	$9,439,263
	2009	$931,731	$985,800	$439,400	$813,000		$682,131	$267,341	$4,119,403

Richard A. Maue	2011	$310,332	$195,817	$264,600	$621,427		$4,831	$31,920	$1,428,927
Vice President, Principal Accounting Officer (7)	2010	$277,283	$173,110	$139,800	$507,127		$3,572	$33,210	$1,134,102
	2009	$250,096	$32,860	$50,700	$216,800		$0	$42,789	$593,245

Andrew L. Krawitt	2011	$266,860	$195,817	$264,600	$556,013		$5,788	$30,396	$1,319,474
Vice President, Treasurer and Principal Financial Officer (8)	2010	$238,089	$157,140	$139,800	$507,127		$5,994	$26,067	$1,074,217
	2009	$215,220	$32,860	$50,700	$176,150		$4,100	$41,390	$520,420

Max H. Mitchell	2011	$425,839	$387,025	$873,450	$940,271		$68,443	$37,039	$2,732,068
Executive Vice President and Chief Operating Officer; President, Fluid Handling Group (9)	2010	$357,889	$479,100	$372,800	$940,271		$50,641	$34,986	$1,610,870
	2009	$307,002	$131,440	$101,400	$150,645		$69,545	$46,857	$806,889

Augustus I. duPont	2011	$341,176	$261,818	$357,210	$556,013		$422,029	$46,850	$1,985,096
Vice President, General Counsel and Secretary	2010	$324,885	$191,640	$279,600	$563,475		$221,588	$43,623	$1,624,811
	2009	$316,506	$49,290	$101,400	$243,900		$286,952	$59,266	$1,057,314

Bradley L. Ellis	2011	$317,014	$261,818	$563,760	$347,877		$242,529	$37,758	$1,770,757
President, Merchandising Systems Group	2010	$282,615	$319,400	$326,200	$507,975		$61,915	$37,551	$1,535,656
	2009	$270,644	$131,440	$101,400	$0	(10)	$107,995	$49,987	$661,466

(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of time-based restricted share units (RSUs) made during the indicated year, and of performance-based restricted share units (PRSUs) made during 2011. For details of individual grants of RSUs and PRSUs during 2011 please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares, RSUs or PRSUs by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year. For details of individual grants of stock options during 2011 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.

(3)	For 2009 and 2010, amounts shown in this column for all named executive officers are additions to the EVA account in which the named executive officer participated. The last awards under the EVA plans were made in January 2011 in respect of 2010 performance.

(4)	For 2011, amounts shown in this column for all named executive officers represent amounts determined on the basis of 2011 performance and paid in early 2012 under the 2011 Annual Incentive Plan. For details of the grants, including the minimum, target and maximum amounts which were potentially payable, please see the Grants of Plan-Based Awards table below.

(5)	The amount shown in this column for Messrs. Fast, duPont, Mitchell and Ellis includes the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and, in the case of Messrs. Fast, duPont and Ellis, the Crane Co. Benefit Equalization Plan) from December 31, 2010 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2010) to December 31, 2011 (the pension plan measurement date with respect to Crane’s audited financial statements for 2011). For additional information regarding defined benefit plans, please see the Pension Benefits table below. Also included is interest earned at a rate of 2% on the unpaid EVA bank balance from the prior year, as follows: Mr. Fast, $11,551; Mr. Maue, $4,831; Mr. Krawitt, $5,788; Mr. duPont, $6,249; Mr. Mitchell, $7,521; and Mr. Ellis, $4,528. Please see the Compensation Discussion and Analysis under the caption “Payouts from Former EVA Plan” on page 26.

(6)	Amounts in this column for 2011 include the following:

	Dividends Paid on Restricted Stock/RSUs*	Personal Use of Company Aircraft**	Personal Use of Company- Provided Car	Contribution to Retirement Account	Company Match of Employee 401(k) Contributions	Insurance Premiums
E. C. Fast	$207,667	$293,541	$22,717	—	$7,350	$2,294
R. A. Maue	$6,723	—	$12,273	$4,900	$7,350	$674
A. L. Krawitt	$6,240	—	$11,318	$4,900	$7,350	$588
M. H. Mitchell	$18,375	—	$10,487	—	$7,350	$827
A. I. duPont	$24,462	—	$14,243	—	$7,350	$795
B. L. Ellis	$17,603	—	$12,124	—	$7,350	$681

*	Dividends are paid on shares of restricted stock and RSUs at the same rate as on all other shares of Common Stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Common Stock are issued.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 47.

(7)	Mr. Maue, who has been Vice President and Principal Accounting Officer of the Company since August 2007, has also shared the responsibilities of the Chief Financial Officer postion with Mr. Krawitt since May 24, 2010. He also served as Controller from August 2007 to December 2011.

(8)	Mr. Krawitt, who has been Vice President, Treasurer of the Company since September 2006, has also shared the responsibilities of the Chief Financial Officer position with Mr. Maue since May 24, 2010.

(9)	Mr. Mitchell, who has been President, Fluid Handling Group since April 2005, was appointed to the newly created position of Executive Vice President—Chief Operating Officer as of May 23, 2011.

(10)	Mr. Ellis, who participated in the Merchandising Systems EVA Incentive Compensation Plan, received a negative award for 2009 resulting in a deduction of ($148,268) from his EVA plan balance for that year. In accordance with Securities and Exchange Commission rules, this deduction is shown as zero in the Summary Compensation Table.

2011 GRANTS OF PLAN-BASED AWARDS

The following table gives further details of 2011 compensation as disclosed in the second, third and fourth columns of the Summary Compensation Table.

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in January 2011, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

•

“Threshold” is the amount which would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if adjusted earnings per share had been at $2.32, or 80% of the target level), and below which no amount would have been payable;

•	“Target” is the amount which would have been payable if actual performance had been exactly equal to each of the targets; and

•

“Maximum” is the amount which would have been payable if actual performance had been a predetermined percentage above the target (for example, if adjusted earnings per share had been $3.48, or 120% of the target level, or greater).

Note that the amount shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of the year.

The rows labeled “Performance RSU” disclose the target numbers of shares which may vest at the end of 2013 in respect of grants made in January 2011. Vesting will be based on the TSR of Crane Co. stock relative to the other companies in the S&P Midcap 400 Capital Goods Group over the three-year period 2011 – 2013. The column headings in relation to the Performance RSUs are as follows:

•	“Threshold” is the number of shares which will vest if Crane Co.’s TSR is at the 35th percentile as compared with the comparator group, and below which no amount will vest;

•	“Target” is the number of shares which will vest if Crane Co’s TSR is at the 50th percentile (median) of the group; and

•

“Maximum” is the number of shares which will vest if Crane Co.’s TSR is at the 70th percentile or higher (however, if Crane Co.’s TSR is negative, the number of shares will not be higher than 100% of target).

The column headed “Grant Date Fair Value” shows the grant date fair value of the Performance RSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the Summary Compensation Table under the heading “Stock Awards”; see footnote 1 to the Summary Compensation Table. The value of the shares that actually vest at the end of 2013, if any, may be higher or lower than the grant date fair value.

The rows labeled “Time-Based RSU” disclose the number of time-based Restricted Share Units granted in January 2011, in recognition of the fact that the Performance RSUs will not provide value before early 2014. The amount under the heading “Grant Date Fair Value” shows the value of these RSUs, calculated using the closing trading price of the stock on the date of grant. This amount is also reflected in the Summary Compensation Table under the heading “Stock Awards”; see footnote 1 to the Summary Compensation Table.

The rows labeled “Stock Option” disclose the number of stock options granted in January 2011, in respect of the previous year’s performance, and in May 2011 to Messrs. Mitchell and Ellis in connection with promotions. The amount under the heading “Grant Date Fair Value,” calculated using the Black-Scholes formula, also appears in the Summary Compensation Table under the heading “Option Awards”; see footnote 2 to the Summary Compensation Table.

Name	Type of Award	Grant Date (1)	Estimated possible payouts under non-equity incentive plan awards (2)			Estimated future payouts under equity incentive plan awards (3)			All Other Stock Awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh) (4)	Grant date fair value of stock and option awards (5)
			Threshold	Target	Max.	Threshold	Target	Max.
E. C. Fast	Annual Incentive Plan	1/24/2011	$0	$1,100,000	$2,200,000
	Performance RSU	1/24/2011				15,450	30,900	54,075				$1,424,181
	Time-Based RSU	1/24/2011							9,600			$419,712
	Stock Option	1/24/2011								187,900	$43.72	$2,485,917
R.A. Maue	Annual Incentive Plan	1/24/2011	$0	$293,333	$586,666
	Performance RSU	1/24/2011				1,650	3,300	5,775				$152,097
	Time-Based RSU	1/24/2011							1,000			$43,720
	Stock Option	1/24/2011								20,000	$43.72	$264,600
A. L. Krawitt	Annual Incentive Plan	1/24/2011	$0	$293,333	$586,666
	Performance RSU	1/24/2011				1,650	3,300	5,775				$152,097
	Time-Based RSU	1/24/2011							1,000			$43,720
	Stock Option	1/24/2011								20,000	$43.72	$264,600
M. H. Mitchell	Annual Incentive Plan	1/24/2011	$0	$306,000	$612,000
	Performance RSU	1/24/2011				3,250	6,500	11,375				$299,585
	Time-Based RSU	1/24/2011							2,000			$87,440
	Stock Option	1/24/2011								40,000	$43.72	$529,200
	Stock Option	5/23/2011								25,000	$46.52	$344,250
A. I. duPont	Annual Incentive Plan	1/24/2011	$0	$293,333	$586,666
	Performance RSU	1/24/2011				2,200	4,400	7,700				$202,796
	Time-Based RSU	1/24/2011							1,350			$59,022
	Stock Option	1/24/2011								27,000	$43.72	$357,210
B. L. Ellis	Annual Incentive Plan	1/24/2011	$0	$278,224	$556,448
	Performance RSU	1/24/2011				2,200	4,400	7,700				$202,796
	Time-Based RSU	1/24/2011							1,350			$59,022
	Stock Option	1/24/2011								27,000	$43.72	$357,210
	Stock Option	5/23/2011								15,000	$46.52	$206,550

(1)	All grants of RSUs, PRSUs and stock options were effective as of the date on which the Compensation Committee voted to approve them. Grants under the Annual Incentive Plan were approved by the Compensation Committee subject to shareholders’ approval of that Plan (which was granted) at the April 18, 2011 Annual Meeting.

(2)	The amounts shown are the estimated payouts under the Annual Incentive Plan at the time the grants were approved by the Compensation Committee on January 24, 2011, subject to shareholders’ approval of that Plan (which was granted) at the April 18, 2011 Annual Meeting. The actual amounts paid in respect of each grant were determined at year-end 2011 on the basis of 2011 performance and paid in February 2012, and those amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2011.

(3)	Amounts shown are the estimated number of shares which will vest on December 31, 2013, in respect of grants of Performance-Based Restricted Share Units under the 2009 Stock Incentive Plan. The actual number of shares which will vest will be determined at year-end 2013 with reference to the ranking of Crane Co.’s total shareholder return among the total shareholder return of the S&P Midcap 400 Capital Goods Group over the period from January 1, 2011 through December 31, 2013. See “Stock-Based Compensation—Grants in 2011” in the Compensation Discussion and Analysis above.

(4)	The exercise price of options is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.

(5)	The grant date fair values of RSUs, PRSUs and stock options are as follows, calculated in each case in accordance with FASB ASC Topic 718:

Type of Equity Award	Value	Method of Valuation
Time-Based RSUs	$43.72	Closing trading price on grant date
Performance RSUs	$46.09	Monte Carlo simulation
Stock Options	$13.23 (January); $13.77 (May)	Black-Scholes pricing model

ANNUAL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This discussion should be read together with the Summary Compensation Table on page 34 and the Grants of Plan-Based Awards table on page 36.

Base Salary—The base annual salary of the Chief Executive Officer, Mr. Fast, is determined by the terms of his employment agreement, subject to annual increases as recommended by the Compensation Committee and approved by the Board of Directors. The base annual salary of each of the NEOs other than the Chief Executive Officer is determined by the Chief Executive Officer and reviewed by the Committee.

Based on the base salaries of the named executive officers, as well as the fair value of equity awards, non-equity incentive plan awards and other compensation granted to them in 2011, base salary accounted for approximately 16% of the aggregate total compensation of the NEOs.

Stock Awards—PRSUs and Time-Based RSUs—In 2011, as part of its revision of the structure of our executive compensation program, the Compensation Committee made the first grants of Performance-Based Restricted Share Units (PRSUs) to certain key executives, including the named executive officers. The PRSUs will vest, if at all, at the end of 2013, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or “TSR,” of Crane Co. common stock for the period from January 1, 2011 through December 31, 2013, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group.

Recognizing that the PRSUs will provide no value to recipients until early 2014, the Committee also made smaller grants of Time-Based RSUs. Both grants were made pursuant to the 2009 Stock Incentive Plan. The Time-Based RSUs vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the RSUs upon termination of employment.

Option Awards—In January 2011, consistent with previous practice, Crane Co. made annual grants of stock options to executives and other key employees including the named executive officers. Options become exercisable 25% per year over four years, and expire, unless exercised, six years after grant. In May 2011, Crane Co. made additional grants of stock options to Mr. Mitchell and Mr. Ellis in recognition of expanded responsibilities. The exercise price of the options granted on January 24, 2011 was $43.72, and the exercise price of the options granted on May 23, 2011 was $46.52, which was in each case the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2009 Stock Incentive Plan by taking the closing price on the grant date. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the options upon termination of employment.

Non-Equity Incentive Plan Compensation—In January 2011, the Compensation Committee made the first target bonus awards pursuant to the Annual Incentive Plan, subject to approval of that Plan by shareholders at the April 18, 2011 Annual Meeting, which was obtained. Awards were made to each of the Company’s executive officers (including the named executive officers) and to 141 non-executive officer employees. The awards became payable in cash in the first quarter of 2012 to the extent that certain performance targets were met during 2011. The target awards are shown in the Grants of Plan-Based Awards table on page 36; the amounts shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2011 are the actual amounts paid.

Legacy Compensation Programs—EVA—Messrs. Fast, Maue, Krawitt, duPont and Ellis each received awards under the Crane Co. Corporate EVA Incentive Compensation Plan, calculated with reference to Crane Co.’s financial results for 2009 and 2010. Mr. Mitchell received awards under the Fluid Handling Group EVA Plan, and Mr. Ellis received awards under the Merchandising Systems Group EVA Plan, in each case including both cash compensation and grants of potential future benefits. Grants relating to performance in a given year were not fixed until the first meeting of the Compensation Committee and the Board of Directors in the following year.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 6 to the table.

2011 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vestings of restricted stock and RSUs, for each of the named executive officers during 2011.

The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of restricted stock and RSUs is computed by multiplying the number of shares by the market price on the applicable vesting date (calculated as the closing price on that date).

The total value realized by Mr. Fast on exercise of options, after withholding for taxes, was received in the form of 93,557 additional shares of Crane Co. stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)
E. C. Fast	380,000	$7,376,500	77,500	$3,482,575
R. A. Maue	—	—	2,625	$114,665
A. L. Krawitt	22,500	$233,850	2,250	$101,620
A. I. duPont	105,000	$2,228,084	4,250	$189,683
M. H. Mitchell	6,250	$83,126	8,750	$391,405
B. L. Ellis	65,000	$1,314,000	7,500	$335,230

2011 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer, as of December 31, 2011: (1) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (2) the number and market value of unvested shares of restricted stock, unvested time-based RSUs and unvested retirement shares; and (3) the number and market value of unearned performance-based RSUs. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

E. C. Fast						211,905	$9,898,083
								54,075	$2,525,843
	100,000	0		$36.64	1/29/2013
	97,500	32,500	(5)	$36.46	1/28/2014
	35,000	65,000	(6)	$16.43	1/26/2015
	45,000	135,000	(7)	$31.94	1/25/2016
	7,500	22,500	(8)	$32.65	2/22/2016
	0	187,900	(9)	$43.72	1/24/2017
R. A. Maue						6,375	$297,776
								5,775	$269,750
	10,000	0		$46.48	9/24/2013
	7,500	2,500	(5)	$36.46	1/28/2014
	7,500	7,500	(6)	$16.43	1/26/2015
	3,750	11,250	(7)	$31.94	1/25/2016
	0	20,000	(9)	$43.72	1/24/2017
A. L. Krawitt						6,250	$291,938
								5,775	$269,750
	0	2,500	(5)	$36.46	1/28/2014
	7,500	7,500	(6)	$16.43	1/26/2015
	3,750	11,250	(7)	$31.94	1/25/2016
	0	20,000	(9)	$43.72	1/24/2017
M. H. Mitchell						18,750	$875,813
								11,375	$531,326
	22,500	0		$36.64	1/29/2013
	22,500	7,500	(5)	$36.46	1/28/2014
	15,000	15,000	(6)	$16.43	1/26/2015
	10,000	30,000	(7)	$31.94	1/25/2016
	0	40,000	(9)	$43.72	1/24/2017
	0	25,000	(10)	$46.52	5/23/2017
A. I. duPont						24,961	$1,165,928
								7,700	$359,667
	25,000	0		$36.64	1/29/2013
	22,500	7,500	(5)	$36.46	1/28/2014
	15,000	15,000	(6)	$16.43	1/26/2015
	7,500	22,500	(7)	$31.94	1/25/2016
	0	27,000	(9)	$43.72	1/24/2017
B. L. Ellis						17,962	$839,005
								7,700	$359,667
	40,000	0		$19.11	1/27/2013
	30,000	0		$36.64	1/29/2013
	22,500	7,500	(5)	$36.46	1/28/2014
	15,000	15,000	(6)	$16.43	1/26/2015
	8,750	26,250	(7)	$31.94	1/25/2016
	0	27,000	(9)	$43.72	1/24/2017
	0	15,000	(10)	$46.52	5/23/2017

(1)	Options will vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement or termination after a change in control. Retirement for this purpose for options granted in 2010 or later generally means termination of employment after age 65, or after age 62 with at least ten years of service.

(2)	Figures in this column include time-based restricted shares, retirement shares and time-based RSUs. Time-based restricted shares and time-based RSUs will vest according to the following schedule:

Vesting Date	Fast	Maue	Krawitt	Mitchell	duPont	Ellis
January 24, 2012	2,400	250	250	500	337	337
January 25, 2012	20,000	875	750	3,750	1,500	2,500
January 26, 2012	15,000	500	500	2,000	750	2,000
January 28, 2012*	20,000	250	500	1,500	1,000	1,500
February 22, 2012	10,000
May 24, 2012		500	500
January 24, 2013	2.400	250	250	500	338	338
January 25, 2013	20,000	875	750	3,750	1,500	2,500
January 26, 2013	15,000	500	500	2,000	750	2,000
February 22, 2013	10,000
May 24, 2013		500	500
January 24, 2014	2,400	250	250	500	337	337
January 25, 2014	20,000	875	750	3,750	1,500	2,500
February 22, 2014	10,000
May 24, 2014		500	500
January 24, 2015	2,400	250	250	500	338	338

*	Grants made in 2008. For all other grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service.

Retirement-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	duPont	Ellis
January 28, 2012	5,605	2,311	212
January 24, 2015	22,600	6,600	2,200
January 23, 2016	5,600	800	400
January 28, 2018	28,500	6,900	800

Retirement-based restricted shares will also vest fully, in the case of Mr. duPont and Mr. Ellis, upon normal retirement at age 65. For Mr. Fast, retirement-based shares vest fully upon early retirement after the tenth anniversary of his date of hire (September 27, 2009).

(3)	Computed using a price of $46.71 per share, which was the closing market price of Crane Co. stock on the last trading day of 2011.

(4)	Performance-Based Restricted Share Units (PRSUs) will vest, if at all, on December 31, 2013, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Co. common stock for the period from January 1, 2011 through December 31, 2013, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to Securities and Exchange Commission rules, the hypothetical amounts shown in the table are based on the assumption that the PRSUs would vest at the maximum level, based upon the percentile ranking of the Company’s TSR through December 31, 2011. There can be no assurance, however, that the Company’s TSR for the full 2011-2013 vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. See “Annual Compensation of the Named Executive Officers—Stock Awards—RSUs and PRSUs” above.

(5)	The unvested portion of this option grant will vest on January 28, 2012.

(6)	The unvested portion of this option grant will vest 50% on January 26, 2012 and 100% on January 26, 2013.

(7)	The unvested portion of this option grant will vest 33% on January 25, 2012, 67% on January 25, 2013, and 100% on January 25, 2014.

(8)	The unvested portion of this option grant will vest 33% on February 22, 2012, 67% on February 22, 2013, and 100% on February 22, 2014.

(9)	The unvested portion of this option grant will vest 25% on January 24, 2012, 50% on January 24, 2013, 75% on January 24, 2014, and 100% on January 24, 2015.

(10)	The unvested portion of this option grant will vest 25% on May 23, 2012, 50% on May 23, 2013, 75% on May 23, 2014, and 100% on May 23, 2015.

Retirement Benefits

Employees Hired in 2006 and After (defined contribution)—For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to two percent of covered compensation as described below, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. Maue and Mr. Krawitt and three other executive officers are covered by this retirement benefit.

Employees Hired Prior to 2006 (defined benefit)—All officers of Crane Co. hired before January 1, 2006, including Messrs. Fast, Mitchell, duPont and Ellis, are participants in Crane Co.’s Pension Plan for All Eligible Employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service unless employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $245,000 for 2011 and is subject to adjustment in future years.

Retirement Shares and Benefit Equalization Plan—Prior to 2008, certain executives participating in the Pension Plan for All Eligible Employees received periodic, discretionary awards of restricted stock (“Retirement Shares”) calculated by the Company’s actuaries to make up that portion of the retirement benefit (at normal retirement at age 65) under the Company’s pension plan that would not be payable due to the tax code limit on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. In January 2008, at the recommendation of the Compensation Committee, the Board of Directors adopted a Benefit Equalization Plan under which participating executives will receive a retirement benefit intended to restore this benefit. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. The original grant value of all grants of Retirement Shares that have vested at or prior to the date of retirement is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit Equalization Plan was amended and restated effective December 8, 2008 to provide that, in the event of retirement at age 62 or older with ten years of service, a participating executive would be eligible to receive benefits under the Plan without the reduction factor set forth in the Company’s tax-qualified pension plan of 3% per year prior to age 65. The executives currently participating in the Benefit Equalization Plan are Messrs. Fast, duPont and Ellis and one other executive officer.

The table below sets forth the number of years of credited service and the present value at December 31, 2011 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
E. C. Fast	Crane Co. Pension Plan for	12	$455,761	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	12	$2,447,332	—
A. I. duPont	Crane Co. Pension Plan for	16	$533,329	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	16	$814,610	—
M. H. Mitchell	Crane Co. Pension Plan for	8	$155,360	—
	Eligible Employees
B. L. Ellis	Crane Co. Pension Plan for	15	$232,647	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	15	$260,347	—

(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which, for 2011, does not permit annual retirement benefit payments to exceed the lesser of $195,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on December 31, 2011: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed; (5) a change in control of Crane Co. takes place; and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.    Each of the named executive officers has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years; plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses; all accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years after termination. If a change in control had taken place on December 31, 2011, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to payments under this provision in the following amounts (exclusive of the value of the EVA bank discussed under the caption “EVA Plans” below): Mr. Fast, $11,967,752; Mr. Maue, $3,914,109; Mr. Krawitt, $3,619,604; Mr. Mitchell, $5,906,973; Mr. duPont, $3,888,527; and Mr. Ellis, $2,863,218. The Company’s best estimate of the value of the continuation for three years of each executive’s medical coverage and other benefits is as follows: Mr. Fast, $51,810; Mr. Maue, $51,198; Mr. Krawitt, $53,784; Mr. Mitchell, $54,033; Mr. duPont, $49,149; and Mr. Ellis, $49,743.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee. As described in the Compensation Discussion and Analysis at page 30, in 2010 the Company adopted a new form of change in control agreement. Agreements entered into prior to this change provide that termination of employment by the employee for any reason during the 30-day period immediately following the first year after a change in control shall be deemed a termination for “Good Reason.” Agreements in the revised form do not include this provision.

Under the agreements entered into in the earlier form, if it is determined that any economic benefit or payment or distribution by Crane Co. to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the stock option and restricted stock plans of Crane Co.) (“Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide that Crane Co. shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such additional payments, the employee will retain an amount sufficient to pay the excise tax on all the Payments. If a change in control had taken place on December 31, 2011, and employment had terminated immediately thereafter, the named executive officers would have become entitled to the following payments under this provision: Mr. Maue, $1,908,340; Mr. Krawitt, $1,834,355; and Mr. Mitchell, $2,611,396.

EVA Plans.    Under the terms of the Crane Co. EVA Plan and the operating group EVA plans, the EVA bank account is forfeited if a participant resigns voluntarily or is terminated, but is paid in full in the event of retirement at age 65 (or earlier at the discretion of the Compensation Committee), death or disability, or upon a change in control. The EVA bank accounts of the named executive officers at December 31, 2011, taking into account the payouts which took place in the first quarter of 2012, stood as follows: Mr. Fast, $294,538; Mr. Maue, $123,194; Mr. Krawitt, $147,600; Mr. Mitchell, $191,791; Mr. duPont, $159,345; and Mr. Ellis, $115,473.

Benefit Equalization Plan.    Mr. Fast, Mr. duPont and Mr. Ellis participate in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 28 and under the caption “Retirement Benefits” on page 42. Assuming their separation from service as of December 31, 2011, they would have become entitled to benefits valued as follows: Mr. Fast, $2,447,332; Mr. duPont, $814,610; and Mr. Ellis, $260,347. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

Restricted Stock and RSUs.    Under the terms of the Stock Incentive Plan and applicable award agreements, any unvested shares of restricted stock and RSUs (including PRSUs) are generally forfeited in the event of resignation or termination, subject to the following exceptions: (i) in case of death or disability, the awards vest in full, (ii) in case of retirement for awards granted before 2011, the awards vest in full, and (iii) in case of retirement for awards granted in 2011 or later, the awards continue to vest per schedule subject to compliance with a non-compete. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service (although for awards granted before 2009, retirement means termination of employment after age 65). Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. Upon a change in control, time-based awards vest in full and PRSUs are vested based on the performance results determined through the date immediately before the closing. If the then unvested restricted stock and RSUs (including PRSUs) owned by each of the named executive officers had become vested as of December 31, 2011, and assuming the value of Crane Co. stock to be $46.71 per share, the closing price on the last trading day of 2011, the aggregate value to each of the named executive officers would have been as follows: Mr. Fast, $12,423,926; Mr. Maue, $567,526; Mr. Krawitt, $561,688; Mr. Mitchell, $1,407,139; Mr. duPont, $1,525,595; and Mr. Ellis, $1,198,672. See “2011 Outstanding Equity Awards at Fiscal Year-End” on page 40.

Stock Options.    Under the terms of the existing stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, subject to the following exceptions: (i) in case of death, disability or termination after a change in control, any unvested options become immediately exercisable, (ii) in case of retirement for options granted before 2011, any unvested options become immediately exercisable, and (iii) in case of retirement for options granted in 2011 or later, the options continue to become vested and exercisable per schedule subject to compliance with a non-compete. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service (although for awards granted before 2010, retirement means termination of employment after age 65). Vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant). If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2011, and assuming the value of Crane Co. stock to be $46.71 per share, the closing price on the last trading day of 2011, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Fast, $5,173,446; Mr. Maue, $478,688; Mr. Krawitt, $478,688; Mr. Mitchell, $1,098,525; Mr. duPont, $944,130; and Mr. Ellis, $1,002,368.

Employment Agreement—Mr. Fast.    On January 22, 2001, Crane Co. entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of Crane Co. commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment.

If Crane Co. terminates Mr. Fast’s employment other than for Cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest bonus payment in the preceding five years. If Crane had terminated Mr. Fast’s employment as of December 31, 2011, such cash payment would have been $4,875,768. In addition, all of Mr. Fast’s stock options would become fully vested and exercisable and all of his restricted stock would become fully vested, yielding the values set forth in the preceding paragraphs captioned “Restricted Stock and RSUs” and “Stock Options.”

Severance Pay.    Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. In the case of Mr. Fast, this severance policy would be superseded by the terms of his employment agreement, discussed in the preceding paragraph. Under this practice, if each of the other named executive officers had been terminated as of December 31, 2011, the severance to which they would have been entitled would have been as follows: Mr. Maue, $328,941; Mr. Krawitt, $286,312; Mr. Mitchell, $477,586; Mr. duPont, $358,748; and Mr. Ellis, $353,187.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2011, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation (1)	Involuntary Termination	Retirement	Death or Disability	Change in Control	Change in Control and Termination
E. C. Fast	$2,447,332	$22,394,629	$20,339,242	$19,115,576	$12,718,464	$32,358,804
R. A. Maue	—	$328,941	$1,169,409	$1,169,409	$690,721	$7,043,056
A. L. Krawitt	—	$286,312	$1,187,976	$1,187,976	$709,288	$6,695,719
M. H. Mitchell	—	$477,586	$2,697,455	$2,697,455	$1,598,930	$11,269,857
A. I. duPont	$814,610	$1,173,358	$3,443,680	$3,036,375	$1,684,940	$7,381,356
B. L. Ellis	$260,347	$613,534	$2,576,860	$2,446,687	$1,314,145	$5,489,821

(1)	Amounts in this column represent the present value of benefits that would be payable over a period of years under the Benefit Equalization Plan. See “Pension Benefits” on page 43.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.    Crane Co. has entered into indemnification agreements with Mr. Fast, each other director, Messrs. Maue, Krawitt, Mitchell, duPont and Ellis, and the eight other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Use of Company Aircraft.    Crane Co. has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under these agreements, which became effective on January 1, 2004 and were renewed on January 30, 2007, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. Effective January 1, 2009, the agreement with Mr. Evans was amended to provide that he pay the aggregate incremental cost of aircraft operation. During 2011, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Fast, less amounts paid by them under the time share agreements, was $0 and $293,541, respectively. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 29, 2012.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.4%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	5,148,186	(2)	8.9%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, E. M. Kopczick and A. L. Krawitt, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in a Form 13F filed February 13, 2012 by GAMCO Investors, Inc. et al., giving information on shareholdings as of December 31, 2011. The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Asset Management, Inc. (3,795,636 shares) and Gabelli Funds, LLC (1,352,550 shares). According to documents previously filed with the Securities and Exchange Commission, each of such entities is an investment adviser registered under the Investment Advisers Act of 1940, and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange-listed asset management and financial services company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis on page 18. Directors also receive 50% of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the 2009 Non-Employee Director Compensation Plan. Beneficial ownership of stock by the non-executive directors, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors and executive officers of Crane Co. as a group as of February 29, 2012 is as follows:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class	Share Units Under Incentive Stock Plans Vesting After 60 Days(2)
		Shares Owned Directly or Beneficially(1)	Stock Options and Deferred Stock Units Which Have Vested or Will Vest Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned
Common Stock	E. T. Bigelow	28,684	21,256	—	49,940		*	—
	D. G. Cook	4,052	16,756	—	20,808		*	—
	K. E. Dykstra	10,233	12,256	—	22,489		*	—
	R. S. Evans	513,204	—	—	513,204		*	—
	E. C. Fast	493,947	381,975	3,261	879,183		1.5%	82,200
	R. S. Forté	12,820	14,714	—	27,534		*	—
	P. R. Lochner	350	19,332	—	19,682		*	—
	R. F. McKenna	7,096	20,999	—	28,095		*	—
	J. L. L. Tullis	7,568	21,256	—	28,824		*	—
	R. A. Maue	4,569	43,750	1,040	49,359		*	4,500
	A. L. Krawitt	9,707	26,250	5,075	41,032		*	4,250
	M. H. Mitchell	39,802	82,500	1,971	124,273		*	11,000
	A. I. duPont	101,789	99,250	4,125	205,164		*	4,763
	B. L. Ellis	109,582	146,750	5,600	261,932		*	8,013
	Other Executive Officers (8 persons)	108,366	210,716	34,984	354,066		*	23,201

	Total – Directors and Executive Officers as a Group (22 persons)	1,451,769	1,117,760	56,056	2,625,585	(3)	4.4%	137,927

*	Less than one percent.

(1)	Includes Crane Co. shares which are owned directly; shares which are owned by trusts or by family members and are attributable to the director or officer pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934; Time-Based Restricted Share Units which will vest within 60 days; and retirement-based restricted shares held by Mr. Fast (56,700 shares), Mr. duPont (14,300 shares), Mr. Ellis (3,400 shares) and one other executive officer (22,000 shares), which are subject to vesting as shown in footnote 2 to the 2011 Outstanding Equity Awards at Fiscal Year-End table on page 40-41, and are subject to forfeiture if established service conditions are not met.

(2)	Includes time-based RSUs vesting more than 60 days after the Record Date, which are subject to vesting as shown in footnote 2 to the 2011 Outstanding Equity Awards at Fiscal Year-End table on pages 40-41, and are subject to forfeiture if established service conditions are not met. Performance-based RSUs, which will vest, if at all, on December 31, 2013, are not included.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co. above); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. Krawitt, Mr. duPont and one other executive officer, Ms. E. M. Kopczick, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 29, 2012, employees and former employees of Crane Co. held approximately 1,725,795 shares of Common Stock in the Crane Co. Savings and Investment Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2011, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time, with the exception of eight reports of annual grants to members of the Board of Directors, each of which was filed one day after the statutory deadline.

MISCELLANEOUS MATTERS

Solicitation of Proxies.    Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $15,000 plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities, and will be reimbursed for their reasonable expenses in forwarding such material.

Next Annual Meeting; Shareholder Proposals.    The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2013 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 9, 2012. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2013 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 24, 2012 and no later than January 23, 2013. If we do not receive notice by that date, then such proposals may not be presented at the 2013 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT

Secretary

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Daylight Time on April 23, 2012, except as set forth on the reverse with respect to Crane Co. Savings and Investment Plan shares.

Vote by Internet
• Go to www.investorvote.com/cr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Calltoll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Followthe instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Donald G. Cook (term expiring 2015)	☐	☐	☐	02 - R. S. Evans (term expiring 2015)	☐	☐	☐	03 - Eric C. Fast (term expiring 2015)	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2012.	☐	☐	☐	3.	Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

INVESTOR INFORMATION

Visit our web site at www.craneco.com where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor.

You can locate your account number on your stock certificate, dividend check or plan statement.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Crane Co.

Annual Meeting of Shareholders April 23, 2012

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 29, 2012 at the Annual Meeting of Shareholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 23, 2012 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 16, 2012 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, and FOR Proposals 2 and 3.